UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2007

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1

(Address of Principal Executive Offices) (Zip Code)

(613) 270 0619

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The information set forth under Item 5.02 "Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers" is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2007, Workstream Inc. (the “Company”) amended an employment agreement with Deepak Gupta dated December 3, 2006, pursuant to which Mr. Gupta was appointed as President of the software and technology business division. Under the amendment Mr. Gupta is to receive a guaranteed bonus of $25,000 per quarter starting 2/28/2007 and continuing until 2/28/2008. Additionally, Mr. Gupta is to receive 200,000 stock options with an exercise price of $1.05 per share, expiring in 5 years, and 200,000 restricted stock units (RSU) convertible into Company common stock on a one-for-one basis. The stock option and RSU awards require the approval by the Company’s shareholders of an increase to the number of shares available pursuant to the Company’s stock option plan. The stock options and RSU’s will not be vested until the Company’s common stock trades at or above $3.00 per share on the NASDAQ exchange for 20 consecutive trading days. All other terms and conditions are pursuant to the employment agreement dated December 3, 2006 and previously filed on December 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: August 28, 2007	By:	/s/ Michael Mullarkey
Name: Michael Mullarkey Title: Chairman of the Board